CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We hereby consent to the incorporation by reference in this Form S-3 of our reports dated March 12, 2008 relating to the consolidated financial statements and related financial statement schedules of AXA Equitable Life Insurance Company (the "Company"), which reports appear in the Company's Annual report on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in the Prospectuses. We also consent to the reference to us under the heading "Incorporation of certain documents by reference" in the Prospectuses and Supplement.





/s/PricewaterhouseCoopers LLP
New York, New York
November 13, 2008